EXHIBIT 99.2
FOR IMMEDIATE RELEASE

CIC Announces Amendment to Credit Facility

Redwood Shores, CA, March 19, 2007 - Communication Intelligence Corporation (“CIC” or the “Company”) (OTC BB: CICI), a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification announced today that it has amended the credit facility previously announced on February 9, 2007.

The Amendment increases the amount of funds that the Company may borrow under the previously announced Note and Warrant Purchase Agreement dated as of February 5, 2007 (the “Agreement”) from six hundred thousand dollars ($600,000) to one million dollars ($1,000,000) and increases the maximum number of warrants that may be issued from three million one hundred eleven thousand (3,111,000) to five million one hundred and eighty-five thousand (5,185,000). All other terms of the Agreement remain in full force and effect. The Company intends to use the proceeds for additional working capital, as needed.

About CIC
Communication Intelligence Corporation (“CIC”) is a leading supplier of electronic signature solutions for business process automation in the Financial Industry and the recognized leader in biometric signature verification. CIC’s products enable companies to achieve truly paperless work flow in their eBusiness processes by enabling them with “The Power to Sign Online®” with multiple signature technologies across virtually all applications.  Industry leaders such as AIG, Charles Schwab, Prudential, Nationwide (UK) and Wells Fargo chose CIC’s products to meet their needs. CIC sells directly to enterprises and through system integrators, channel partners and OEMs. CIC is headquartered in Redwood Shores, California and has a joint venture, CICC, in Nanjing, China. For more information, please visit our website at http://www.cic.com.

Forward Looking Statement
Certain statements contained in this press release, including without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations. Such factors include the following (1) technological, engineering, quality control or other circumstances which could delay the sale or shipment of products containing the Company’s technology; (2) economic, business, market and competitive conditions in the software industry and technological innovations which could affect the Company’s business; (3) the Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others or prevent others from infringing on the proprietary rights of the Company; and (4) general economic and business conditions and the availability of sufficient financing.

CIC, its logo and the Power to Sign Online are registered trademarks. All other trademarks and registered trademarks are the property of their respective holders.

Contact Information

CIC
Investor Relations Inquiries:
Chantal Eshghipour
Phone: 650-802-7740
Email: investorrelations@cic.com

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